Exhibit 99.1

Safeway Inc. Appoints New Board Members

PLEASANTON, Calif., March 7, 2008 (BUSINESS WIRE) — Safeway Inc. announced the appointment of Frank Herringer and Kenneth Oder to the company’s board of directors. The company’s board of directors will expand from 9 to 11 members with these new appointments.

“We are fortunate to have individuals with these credentials joining the board,” said Safeway Chairman, President and Chief Executive Officer, Steve Burd. “Frank has run a large financial services company and can bring that experience to our board. Ken’s prior experience with Safeway should also prove to be invaluable.”

Mr. Herringer is the Chairman and former Chief Executive Officer of Transamerica Corporation, a financial services company. He joined Transamerica in 1979 and held various positions before becoming CEO in 1991 and Chairman in 1995. Transamerica was acquired by Aegon, N.V. in 1999. He currently serves on the board of Amgen, Inc. and The Charles Schwab Corporation.

Mr. Oder was Safeway’s Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs from 1993 to 2000. Prior to joining Safeway, Ken was a partner at Latham & Watkins, a Los Angeles based law firm. Since 2000, he has served as a Director and President of the Board of Directors of Los Angeles Public Counsel, one of the largest pro bono organizations in the United States. He is also the Managing Member of Sugar Hollow LLC, an investment firm.

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,743 stores in the United States and Canada and had annual sales of $42.3 billion in 2007. The company’s stock is traded on the New York Stock Exchange under the symbol SWY.

Contacts:

Safeway Inc.

Brian Dowling, 925-467-3787 (Media)

Julie Hong, 925-467-3832 (Analysts)